Exhibit 99.1

XpresSpa Group Provides Business Update and Announces Second Quarter 2020 Financial Results

Views Addressable Market for XpresCheck™ of 60 U.S. Airports in Addition to International Opportunities

Preparing to Implement Rapid COVID-19 Testing and Begin Expanding into Additional Health and Wellness Services

Files SEC Form 10-Q for the Second Quarter ending June 30, 2020

Conference Call and Webcast Scheduled for 5:00 PM ET Today

NEW YORK, August 19, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today provided a business update and announced that it has filed financial results on SEC Form 10-Q for the second quarter ending June 30, 2020.

Doug Satzman, XpresSpa Group CEO, stated, “Our vision for XpresCheck is taking shape and we see a significant opportunity to expand the concept across the country as we capitalize on the societal changes coming to U.S. airports as a result of COVID-19. We are now operating XpresCheck in both JFK and Newark and are in active discussions with other airports for further development. We are also lobbying our elected officials and consulting with related government agencies to support COVID-19 testing specifically at U.S. airports as part of the next stimulus bill.”

Mr. Satzman added, “While providing COVID-19 testing is a critical starting point for XpresCheck, and we are committed to offering the latest and best testing available on the market, we believe the possibilities for advancing health and wellness care within airports is much greater. In the near-term, we are looking to expand testing to other communicable diseases as well as administer vaccinations for the seasonal flu. We also see ourselves as well positioned to be part of the national rollout of a COVID-19 vaccination when it becomes available. However, our overarching and longer-term goal will be for XpresCheck to expand into health and wellness services and amplify care for airport employees and the traveling public as they pass through the largest U.S. airports.”

Business Update

XpresSpa Traditional Services

On March 24, 2020, XpresSpa temporarily closed all of its global spa locations. This was largely due to the categorization of such spa locations by local jurisdictions as “non-essential services” in connection with COVID-19. The Company had hoped to see some signs of a recovery in airport traffic as early as May and continuing through the balance of the quarter and beyond; however the increase in infections in most states coupled with mandated 14-day quarantines for incoming travelers across many states has resulted in minimal air travel to date. This in turn resulted in fewer passengers in the terminals.

The Company did not reopen any domestic spa locations during the second quarter 2020 for traditional spa services nor does it anticipate reopening any domestic spas in the third quarter 2020 for traditional spa services. The Company did reopen its XpresSpa spas in Dubai International Airport, UAE on July 7, 2020 for select spa services. However, the performance over the last several weeks has been muted given limited airport traffic.

XpresCheck Opportunity

During the first quarter 2020, the Company announced that it was in advanced conversations with certain COVID-19 testing partners to develop a model for testing in U.S. airports. The Company subsequently launched the XpresCheck brand under its newly formed XpresTest, Inc. subsidiary.

The Company believes that similar to how the 9/11 terrorist attacks forever changed security protocol in travel, COVID-19 will have a similar impact on health and security protocols in travel, and that given its lease portfolio the Company is well-positioned to help assist on this societal change.

There are approximately 30 major U.S. airports with an average of 30,000 employees who support airport activity (“Large Hubs”) airports. There are also another 30 secondary U.S. airports with an average of 15,000 employees who support airport activity (“Medium Hubs”) airports. The Company considers these 60 U.S. airports as initial priority, in addition to various international locations, as it develops the XpresCheck concept. The Company currently has XpresSpa facilities in 19 of the Tier One airports and 4 of the Tier Two airports.

The Company is in active discussions with multiple U.S. airports (primarily Large Hubs) to open new testing centers or convert existing XpresSpa spas to XpresCheck. However, the timing of these possible openings has not been finalized.

Importantly, the Company is beginning its XpresCheck concept rollout and expansion of services by addressing the urgent needs caused by the COVID-19 pandemic that adds risk and uncertainty related to domestic and international air travel as well as to our front line airport workforce while intending to build out more comprehensive health and wellness service capabilities over time.

•	For example, XpresCheck is in the planning stages to expand testing to other communicable diseases as well as administer vaccinations such as flu shots.
•	The Company further views itself as well-positioned to be part of the national rollout of a COVID-19 vaccination when it becomes available in the market.

On June 22, 2020, the Company opened XpresCheck at JFK International Airport in the Arrivals Hall of Terminal 4.

•	The modular constructed testing facility hosts nine separate testing rooms with a capacity to administer over 500 COVID-19 tests per day.
•	COVID-19 testing was initially offered to airline employees, contractors and workers, airport concessionaires and their employees, TSA officers, and U.S. Customs and Border Protection agents, but was expanded to the traveling public effective August 10, 2020. Patients can either register for an appointment at XpresCheck.com or stop by for a walk-in. We are targeting our public testing to help passengers meet testing requirements in select states and countries.

On August 17, 2020, the Company opened its second XpresCheck testing facility, located at Newark Liberty International Airport in Terminal B.

•	The modular constructed facility hosts six separate testing rooms with a capacity to administer over 350 tests per day.
•	Similar to JFK, initial testing is limited to airline employees and related parties, but over time will expand to the public as well.

COVID-19 Testing and Expansion of Medical Services

The Company is currently using polymerase chain reaction (PCR) testing, also known as a nasal swab test, and blood antibody testing, which looks for markers in the blood (IgG, IgM) that suggests a person might have had COVID-19. These tests are sent to outside laboratories. All insurance plans are accepted and all information remains private and HIPAA compliant.

•	The Company is committed to reviewing and pursuing the latest COVID-19 testing technology and offering the best available testing on the market including FDA-approved quick testing, as well as new, emerging testing protocols that may provide high accuracy, simplicity and speed, such as antigen testing.
•	The Company is in on-going conversations with multiple quick testing companies that would complement the airport environment. The Company plans to deploy these emerging technologies to current and future XpresCheck sites as soon as reasonably possible although we cannot assure you whether this will occur in the near term or at all.
•	The Company is actively lobbying elected officials and consulting with government agencies as its advocates specifically for COVID-19 testing funding at U.S. airports as part of the next stimulus bill.

Liquidity and Financial Condition

As of June 30, 2020, XpresSpa Group had cash and cash equivalents, excluding restricted cash, of $37.8 million, total current assets of $39.0 million, total current liabilities of $19.6 million, and positive working capital of $25.8 million (which includes a $6.4 million non-cash derivative liability) compared to a working capital deficiency of $12.3 million as of December 31, 2019.

During the quarter ended June 30, 2020, to address XpresSpa Group’s historical working capital deficiencies, and outstanding long-term debt, the Company raised net proceeds of approximately $38.4 million, net of approximately $4.7 million in offering expenses, in a series of registered direct equity offerings, which eliminated the working capital deficiency and resulted in the positive working capital position as of June 30, 2020.

During the second quarter, XpresSpa Group settled its long-term debt owed as of March 31, 2020 by converting $5.7 million of its senior secured note due in May 2021 to Common Stock and by converting its $2.5 million unsecured note due in May 2022 to Common Stock. The Company also paid in full its short-term $0.9 million advance funding, realizing a discount in the principal repayment amount of approximately $91,000. Finally, on May 1, 2020, the Company entered into a U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) promissory note in the principal amount of $5.7 million.

As of June 30, 2020, the Company has approximately 56.5 million shares of common stock outstanding (adjusted to reflect the impact of the 1:3 reverse stock split that became effective on June 11, 2020) and warrants to purchase up to an aggregate of 8.5 million shares of common stock that are immediately exercisable at an average price of approximately $5.38 per share.

Summary of Second Quarter 2020 Financial Results

As previously disclosed, effective March 24, 2020, the Company temporarily closed all global spa locations, largely due to the categorization of the spa locations by local jurisdictions as “non-essential services”.

•	As a result, the Company reported de minimis revenues during the three months ended June 30, 2020 of $143,000 compared to $12.9 million in the corresponding period in 2019. The decrease in revenue was primarily due the negative adverse impact of COVID-19 as discussed above. The decrease was partially offset by the revenues generated by recently activated sales and marketing agreements with strategic spa partners and the pro-rated monthly fee associated with the management services agreement associated with XpresCheck in connection with the JFK opening on June 22, 2020.
•	General and administrative expenses increased to $3.4 million in 2020 compared to $2.5 million in the prior year second quarter. The increase was primarily due to start-up costs associated with XpresCheck and additional legal fees incurred related to the successful resolution of certain litigation matters. These increases are partially offset by the realized benefits of cost cutting and control initiatives instituted throughout 2019 and 2020, primarily in salaries, occupancy and professional fees.
•	Operating loss from operations increased to $9.7 million compared to $1.9 million in the prior year second quarter, inclusive of an impairment taken on leasehold improvements in XpresSpa spa locations of $ 1.8M and operating lease right of use assets of $2.2M.
•	Loss on revaluation of warrants and conversion options was $48.3 million compared to $0.8M in the prior year second quarter. Loss on revaluation of warrants and conversion options represents the non-cash loss resulting from the mark to market adjustments of derivative securities upon conversion to Common Stock and the fair market value of the conversion option outstanding as of June 30, 2020. The significant non-cash increase of the loss on revaluation of warrants and conversion options compared to the prior year was due to the increase in the Company’s stock price at certain fair value measurement dates relative to the conversion price of the related warrants and convertible debt.
•	Net loss of $58.5 million compared to net loss of $6.1 million in the prior year second quarter.

Please refer to the Quarterly Report on Form on 10-Q filed on August 19, 2020 for more financial information related to the second quarter ending June 30, 2020. It can be accessed at https://investors.xpresspa.com/sec-filings or at https://www.sec.gov/

Conference Call and Webcast Today

The Company will host conference call and webcast today at 5:00 p.m. Eastern Time.

The conference call can be accessed live by dialing 1-201-689-8263. The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 50 locations in 25 airports globally. Through its XpresTest, Inc. subsidiary, the Company also provides COVID-19 screening and testing under its XpresCheck™ brand at JFK International Airport and Newark Liberty International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com. To learn more about XpresCheck, visit www.XpresCheck.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity and growth strategy, in particular statements about our expectations relating to our new XpresCheck™ concept, our ability to identify and convert spa locations to XpresCheck™ sites on a timely and cost-efficient basis, being able to expand testing to other communicable diseases as well as administer vaccinations for the seasonal flu, our positioning to be part of the national rollout of a COVID-19 vaccination when it becomes available (including whether such vaccination becomes available in the near term or at all), the degree to which our public testing model assists passengers meet testing requirements in select states and countries, our ability to identify and gain access to the latest and best COVID-19 testing methodologies, and our ability expand our initial sites at JFK International Airport and Newark Liberty International Airport as we currently expect, and our overall ability to manage the regulatory challenges associated with this business line. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

Raphael Gross, ICR

ir@xpresspagroup.com